--------------------------------                 -------------------------------

      CUSIP NO. G5383Q101                13G              PAGE 1 OF 9 PAGES
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)

                           LASALLE RE HOLDINGS LIMITED
                           ---------------------------

                                (NAME OF ISSUER)

                     COMMON STOCK, $1.00 PAR VALUE PER SHARE
                     ---------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    G5383Q101
                                    ---------

                                 (CUSIP NUMBER)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSONS

          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          EQSF ADVISERS, INC.

          (EIN 13-3354359)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [   ]
                                                                   (b)  [   ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      NEW YORK CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

                                                 508,517

           NUMBER OF

                                ------------------------------------------------
                                ------------------------------------------------
            SHARES                6      SHARED VOTING POWER

         BENEFICIALLY

           OWNED BY                                      NONE

                                ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER

           REPORTING

            PERSON                               508,517

                                ------------------------------------------------
                                ------------------------------------------------
             WITH                8       SHARED DISPOSITIVE POWER

                                                          NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   508,517

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                              [    ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

 11

                   3.27%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

 12

                   IA

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS

          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          M.J. WHITMAN ADVISERS, INC.

          (EIN 13-3686379)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      NEW YORK CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

                                                  413,200

           NUMBER OF

                                ------------------------------------------------
                                ------------------------------------------------
            SHARES                6      SHARED VOTING POWER

         BENEFICIALLY

           OWNED BY                                    NONE

                                ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER

           REPORTING

            PERSON                                413,200

                                ------------------------------------------------
                                ------------------------------------------------
             WITH                8       SHARED DISPOSITIVE POWER

                                                       NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   413,200

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                              [    ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

 11
                  2.66%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

 12

                   IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSONS

          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   MARTIN J. WHITMAN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [   ]
                                                                 (b)  [   ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA

--------------------------------------------------------------------------------
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                                  5      SOLE VOTING POWER

           NUMBER OF                              NONE  (SEE ITEM 4)

                                ------------------------------------------------
                                ------------------------------------------------
                                  6      SHARED VOTING POWER

            SHARES

                                                  NONE

         BENEFICIALLY

           OWNED BY

                                ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER

           REPORTING                              NONE  (SEE ITEM 4)

                                ------------------------------------------------
                                ------------------------------------------------
          PERSON WITH            8       SHARED DISPOSITIVE POWER

                                                  NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   -0-    (SEE ITEM 4)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                [  ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   -0-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*

                   IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

         (A)      NAME OF ISSUER:
                  ---------------
                  Lasalle Re Holdings Limited (the "Issuer").

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES OR, IF NONE,
                  ------------------------------------------------------------
                  RESIDENCE:
                  ----------
                   25 Church Street P.O. Box HM 1502 Hamilton, BU HMFX

ITEM 2.

          (A)      NAME OF PERSON FILING:
                  ----------------------
               This schedule is being jointly filed by EQSF Advisers, Inc. ("EQSF"), M.J. Whitman Advisers, Inc. ("MJWA") and Martin J. Whitman, the Chief Executive Officer of EQSF and controlling person of EQSF. (EQSF, MJWA and Martin J. Whitman are sometimes collectively referred to hereinafter as "Filer"). Attached hereto as an exhibit is a copy of the joint Schedule 13G filing agreement among the reporting persons.

          (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  -------------------------------------

                  The address of the principal executive office of EQSF, MJWA and Mr. Whitman is: 767 Third Avenue, New York, New York 10017-2023.

         (C)      CITIZENSHIP:
                  ------------

                  The citizenship or place of organization of each of the reporting persons is as follows:

                  EQSF
                  ----

                  New York State corporation.

                  MJWA
                  ----

                  New York State corporation.

                  MARTIN J. WHITMAN
                  ------------------

                  United States citizen.

         (D)      TITLE OF CLASS OF SECURITIES:
                  -----------------------------
                  Common Stock, $1.00 par value per share.

         (E)      CUSIP NUMBER:
                  -------------
                  G5383Q101

ITEM 3. IF THIS  STATEMENT  IS  BEING  FILED  PURSUANT  TO  RULES  13D-1(B),  OR
        ------------------------------------------------------------------------
13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
-----------------------------------------------

                  (E) Investment Adviser Registered Under Section 203 of the Investment Advisers Act of 1940 (EQSF AND MJWA).
                                     ----     ----

ITEM 4.  OWNERSHIP.
         ----------

                  (a) & (b) EQSF beneficially owns 508,517 shares, or 3.27% of the class of securities of the issuer. MJWA beneficially owns 413,200 shares, or 2.66% of the class of securities of the issuer.

                  (c)  (i) EQSF: 508,517
                           MJWA: 413,200

                        (ii) Not applicable.

                       (iii) EQSF: 508,517
                             MJWA: 413,200

                       (iv) Not applicable.

         Mr. Whitman disclaims beneficial ownership of all such shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         ---------------------------------------------
                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ----------------------------------------------------------------

                  Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 210,917 of the shares reported by EQSF, Third Avenue Small-Cap Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 134,000 of the shares reported by EQSF, Third Avenue Value Portfolio of the WRL Series Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 12,500 of the shares reported by EQSF, Style Select Series Small-Cap Value Portfolio, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 41,100 of the shares reported by EQSF, Third Avenue Value Portfolio of the Third Avenue Variable Series Trust, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 10,000 of the shares reported by EQSF and Style Select Series Focused Value Portfolio, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 100,000 of the shares reported by EQSF. Various clients for whom MJWA acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, the shares reported by MJWA.

ITEM 7.  IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
         ---------------------------------------------------------------
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
-----------------------------------------------------------------------

                  Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         ----------------------------------------------------------
                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         -------------------------------
                  Not applicable.

ITEM 10. CERTIFICATION.
         --------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   FEBRUARY 4, 2000
                          ---------------------------------------
                                             (Date)


                            EQSF Advisers, Inc.

                            BY:/S/   MARTIN J. WHITMAN
                               ------------------------

                            Martin J. Whitman
                            Chairman and Chief Executive Officer


                            M. J. WHITMAN ADVISERS, INC.

                            BY:/S/ MARTIN J. WHITMAN
                               ---------------------

                            Martin J. Whitman
                            Chairman and Chief Executive Officer

                            /S/MARTIN J. WHITMAN
                            ----------------------------
                            Martin J. Whitman